Exhibit 99.1

For immediate distribution	Contact:	Carla Pardo (561) 750-9800 x283 cpardo@transmediagroup.com

SkyShop Logistics Inc., and licensee MEX Lojistik ve Kargo Dagitim Ltd. Sti., announce an alliance with HSBC BANK A.S., in Turkey to offer its 2.4 million credit cardholders the benefit of shopping in the USA from the comfort of their homes.

HSBC credit card holders in Turkey can now take advantage of the GlobeBox service, a US shopping facilitator that delivers client’s online orders to their doorstep in Turkey.

Istanbul, Turkey .  December 7, 2010 –

HSBC Bank A.S. serves Turkey with a full range of products and services, an uncompromising dedication to customer satisfaction, and a commitment to making the world's local bank Turkey's favourite bank. and MEX Lojistik ve Kargo Dagitim Ltd. Sti., a licensed representative of SkyShop Logistics, Inc., an online shopping portal that offers international clients the ability to shop from millions of online retailers in the US, announced today an alliance that will offer its GlobeBox service to over 2.4 million HSBC credit cardholders  in Turkey.

This alliance will provide HSBC credit cardholders with the easiest and most reliable way to shop from US e-tailers.  Upon registering at www.globebox.net/HSBC each client will receive an address in the US in which they can receive all of their online orders which are subsequently delivered to their home or office in Turkey.  HSBC credit cardholders will have access to over 1.7 million online stores, catalogs and shopping portals in the United States without having to leave their homes in Turkey.

“We are very proud to have entered into this partnership with HSBC BANK A.S. and expect to have great success in bringing US online shopping to the people of Turkey” said Rohan Sivanathan, founder and Chairman of Middle East Express-MEX Lojistik ve Kargo Dagitim Ltd. Sti.

“MEX Lojistik ve Kargo Dagitim Ltd. Sti., has done an excellent job of identifying potential partners that further develop our mission to become a truly worldwide shopping facilitator.” added the CEO of SkyShop logistics, Albert P. Hernandez.

www.globebox.net/HSBC, is the exclusive website where HSBC credit cardholders in Turkey can register for the service and find all of the information needed to be able to shop online.  The site features an online cost calculator, a shopping comparison engine, a personal shopper service, and information on import restrictions, order tracking and many other features to help clients shop online.

About SkyShop Logistics (www.skyshoplogistics.com)

PuntoMio, a division of SkyShop Logistics, Inc (OTCBB:SKPN) www.SkyShopLogistics.com is an online shopping portal that facilitates the experience of the online international shopper and U.S.-based Internet merchants, from the time of purchase through cross-border delivery. PuntoMio provides its partners and potential e-tailers everything they need to successfully launch an international shopping service, including consistent promotional offers to existing customers to promote year-round shopping and product expansion.

About Middle East Express Logistics Worldwide (www.middleeastxpress.com)

Middle East Express, www.MiddleEastXpress.com is an international wholesale courier, mail distribution and freight express company that specialises in offering Airport to Door, Airport to Airport courier services, express logistics and hand delivery of mail into Middle East, South Asia, CIS and European countries. MEX Lojistik ve Kargo Dagitim Ltd. Sti., the authorized exclusive licensee partner in Turkey for SkyShop Logistics, Inc.,